Exhibit 3.4

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

INTRA-CELLULAR THERAPIES, INC.,

a Delaware Corporation,

WITH AND INTO

ONEIDA RESOURCES CORP.,

a Delaware corporation

(Pursuant to Section 253 of the

General Corporation Law of the State of Delaware)

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Oneida Resources Corp., a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Intra-Cellular Therapies, Inc., a Delaware corporation (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation under the name of Intra-Cellular Therapies, Inc.:

FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Corporation owns all of the outstanding shares of common stock, par value $0.0001 per share, of the Subsidiary.

THIRD: The Board of Directors of the Corporation, by resolutions duly adopted by the Board of Directors by written consent on August 29, 2013, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL which resolutions are in the following words:

“RESOLVED:	That the Board has determined that the Name Change Merger is advisable and in the best interest of the Corporation, and that the Name Change Merger be, and it hereby is, adopted and approved in all respects;

RESOLVED:	That the Certificate of Merger, in, or substantially in, the form, and containing substantially the terms and provisions of the Certificate of Merger attached hereto, be, and it hereby is, ratified, affirmed, approved and adopted in all respects, and that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation in the name and on behalf of the Corporation, to execute and deliver the Certificate of Merger, with such changes therein and modifications thereof as the officer executing the same may approve, the execution and delivery thereof to be conclusive evidence of such approval, and to cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware;

RESOLVED:	That any and all actions heretofore taken by any officer of the Corporation and of any person or persons designated and authorized to act by any officer of the Corporation that would have been authorized by the foregoing resolutions, be, and they hereby are, ratified and approved in all respects; and

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RESOLVED:	That each of the officers of the Corporation, and any person or persons designated and authorized to do and perform or cause to be done and performed any acts in the name and on behalf of the Corporation, be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to do and perform all other acts, to pay or cause to be paid on behalf of the Corporation all related costs and expenses and to execute and deliver or cause to be executed and delivered, such other notices, requests, demands, directions, consents, approvals, orders, applications, agreements, instruments, certificates, undertakings, supplements, amendments, further assurances or other agreements or communications of any kind, in the name and on behalf of the Corporation or otherwise, as such officer or such authorized person may deem necessary, advisable or appropriate to effectuate the intent and purposes of the foregoing resolutions or in furtherance of the foregoing resolutions, the taking of such actions to be conclusive evidence of such approval.”

Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

FOURTH: The Corporation shall be the surviving corporation.

FIFTH: The Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that the text of paragraph 1 thereof shall be deleted in its entirety and replaced by substituting in lieu of said paragraph 1 the following new paragraph 1 as follows:

“1.	The name of the corporation is Intra-Cellular Therapies, Inc. (the “Corporation”).”

SIXTH: That the Merger shall be effective upon filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

[Signature page follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 29th day of August, 2013.

ONEIDA RESOURCES CORP.

By:	/s/ Sharon Mates
Name:	Sharon Mates, Ph.D.
Title:	Chairman, President and Chief Executive Officer

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